Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis Announces Cash Dividend

Livonia, Mich., Dec. 13, 2012: Valassis (NYSE: VCI), today announced that its Board of Directors (the “Board”) has adopted a cash dividend policy pursuant to which Valassis intends to pay quarterly cash dividends to holders of its common stock beginning with the quarter ending Dec. 31, 2012.

Pursuant to the dividend policy, on Dec.12, 2012, the Board declared the first cash dividend for the quarter ending Dec. 31, 2012 of $0.31 per share of common stock, payable on Jan. 15, 2013 to Valassis’ stockholders of record as of the close of business on Dec. 31, 2012.

The timing and amount of future dividends under the dividend policy are subject to the discretion and approval of the Board and Valassis’ compliance with all laws and agreements of Valassis applicable to the declaration and payment of cash dividends. Valassis may modify, suspend or discontinue the dividend policy at any time at its discretion.

Valassis will discuss the dividend and its stock repurchase program during its previously announced guidance call, scheduled for Friday, Dec. 14, 2012 at 10:00 a.m. Eastern time. To participate, please dial 1-877-941-0844 at least five minutes prior to the start time (Conference ID: 4575937). The call will be simulcast on Valassis’ website at www.valassis.com under “Investors.”

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum® media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offerings, including redplum.com and save.com, consumers can find compelling national and local deals. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC, NCH Marketing Services, Inc. and Brand.net. For more information, visit www.valassis.com, www.redplum.com and www.save.com. To learn about advertising opportunities with RedPlum, please call 1-800-437-0479.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preferences for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation and/or increased competition from new media formats including digital; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors, including, without limitation, high levels of coupon redemption rates; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition;

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uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com

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